Exhibit 99.1

T1 Energy Inc. Announces Pricing of $72 Million Registered Direct Offering With Existing and New Leading U.S. Institutional Investors

AUSTIN, Texas, Oct. 23, 2025 (GLOBE NEWSWIRE) -- T1 Energy Inc. (NYSE: TE) (“T1,” “T1 Energy,” or the “Company) today announced that it entered into agreements with existing and new leading institutional investors for the sale and purchase of the Company’s common stock, par value $0.01 per share, in a registered direct offering for aggregate gross proceeds of $72 million, before deducting fees to the placement agent and other offering expenses payable by the Company.

In connection with the offering, the Company will issue 22,153,850 shares of common stock at a purchase price of $3.25 per share.

The Company intends to use the net proceeds from the equity raised today in some of the following areas:

●	Working Capital

●	Strategic investments and partnership development

●	Advancement of energy technology and infrastructure projects

The closing of the offering is expected to occur on or about October 24, 2025, subject to the satisfaction of customary closing conditions. Upon the closing of the offering, the company will have cash, cash equivalents, and restricted cash of approximately $155 million, of which $102 million is unrestricted cash.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the Offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-290198) which was declared effective by the Securities and Exchange Commission (the “SEC”) on September 22, 2025. The offering is made only by means of a prospectus supplement and accompanying prospectus which is part of the effective registration statement. A prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Additionally, when available, electronic copies of the prospectus supplement and the accompanying base prospectus may be obtained, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

T1 Energy Inc.	News Release 1

About T1 Energy

T1 Energy Inc. (NYSE: TE) is an energy solutions provider building an integrated U.S. supply chain for solar and batteries. In December 2024, T1 completed a transformative transaction, positioning the Company as one of the leading solar manufacturing companies in the U.S., with a complementary solar and battery storage strategy. Based in the U.S. with plans to expand its operations in America, the Company is also exploring value optimization opportunities across its portfolio of assets in Europe.

To learn more about T1, please visit www.T1energy.com and follow on social media.

Investor contact:

Jeffrey Spittel

EVP, Investor Relations and Corporate Development

jeffrey.spittel@T1energy.com

Tel: +1 409 599-5706

Media contact:

Russell Gold

EVP, Strategic Communications
russell.gold@T1energy.com

Tel: +1 214 616-9715

Cautionary Statement Concerning Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation with respect to the anticipated use of proceeds from the offering and the closing of the offering. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual future events, results, or achievements to be materially different from the Company’s expectations and projections expressed or implied by the forward-looking statements. Important factors include, but are not limited to, those discussed under the caption “Risk Factors” in (i) T1’s post-effective amendment no. 1 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on January 4, 2024, (ii) T1’s Registration Statement on Form S-4 filed with the SEC on September 8, 2023 and subsequent amendments thereto filed on October 13, 2023, October 19, 2023 and October 31, 2023, (iii) T1’s Registration Statements on Form S-3 filed with the SEC on September 23, 2025, and (iv) T1’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025, as amended and supplemented by Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2025, (v) T1’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 15, 2025, as amended and supplemented by Amendment No. 1 on Form 10-Q/A filed with the SEC on August 18, 2025, (vi) T1’s Quarterly Report on Form 10-Q for the period ended June 30, 2025, filed with the SEC on August 19, 2025, . All of the above referenced filings are available on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date of this press release and are based on information available to the Company as of the date of this press release, and the Company assumes no obligation to update such forward-looking statements, all of which are expressly qualified by the statements in this section, whether as a result of new information, future events or otherwise, except as required by law.

T1 intends to use its website as a channel of distribution to disclose information which may be of interest or material to investors and to communicate with investors and the public. Such disclosures will be included on T1’s website in the ‘Investor Relations’ section. T1, and its CEO and Chairman of the Board, Daniel Barcelo, also intend to use certain social media channels, including, but not limited to, X, LinkedIn and Instagram, as means of communicating with the public and investors about T1, its progress, products, and other matters. While not all the information that T1 or Daniel Barcelo post to their respective digital platforms may be deemed to be of a material nature, some information may be. As a result, T1 encourages investors and others interested to review the information that it and Daniel Barcelo posts and to monitor such portions of T1’s website and social media channels on a regular basis, in addition to following T1’s press releases, SEC filings, and public conference calls and webcasts. The contents of T1’s website and its and Daniel Barcelo’s social media channels shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

T1 Energy Inc.	News Release 2